EXHIBIT 5.1

May 26, 2017

Banco Macro S.A.

Sarmiento 447

Ciudad Autónoma de Buenos Aires

República Argentina

Re: Banco Macro S.A. - Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as special Argentine counsel to Banco Macro S.A. (the “Bank”), a corporation (sociedad anónima) organized under the laws of Argentina, in connection with the filing of a Registration Statement on Form F-3 (the “Registration Statement”) including the prospectus forming a part thereof (the “Prospectus”), under the U.S. Securities Act of 1933, as amended.

We are qualified under Argentine law to give this opinion, and we express no opinion other than as to the laws of Argentina. In arriving at the opinions expressed below, we have reviewed the originals or copies, certified or otherwise, of such documents and corporate records of the Bank and such other instruments and other certificates of officers and representatives of the Bank and such other persons, and have made investigations of laws, as we deemed appropriate as a basis for the opinions expressed below.

In rendering the opinion, we have assumed that all signatures on all documents submitted to us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as copies are accurate, that all information submitted to us is accurate and complete, that all persons executing and delivering originals or copies of documents examined by us are authorized to execute and deliver such documents; and that the documents and corporate records of the Bank and such other instruments and other certificates of officers and representatives of the Bank and such other persons are true and accurate in all material respect as of this date.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Bank is a corporation (sociedad anónima) duly organized and validly existing as a corporation in good standing under the laws of Argentina and has all corporate power and authority necessary to conduct its business as currently conducted;

2. All the outstanding shares of capital stock of the Bank have been duly authorized, validly issued and subscribed, and are fully paid and non-assessable under the laws of Argentina;

3. Under the laws of Argentina, no personal liability is attached to the registered holders of American depositary shares or shares of capital stock of the Bank by reason of their being registered holders thereof; provided, however, that holders who have a conflict of interest with the Bank and who do not abstain from voting or instructing the Bank of New Yok Mellon (the “Depositary”) to vote at the respective shareholders’ meeting may be liable for damages to the Bank, but only if the transaction would not have been approved without such holders’ votes. Furthermore, holders who willfully or negligently vote or instruct the Depositary to vote in favor of a resolution that is subsequently declared void by a court as contrary to the law or the Bank’s bylaws (estatutos) may be held jointly and severally liable for damages to the Bank or to other third parties, including other shareholders;

4. We are not aware that any of the Bank’s corporate governance practices are not in compliance with applicable Argentine law and the rules of the Comisión Nacional de Valores, Bolsas y Mercados de Argentina S.A. or Mercado Abierto Electrónico S.A.;

5. The Bank publishes interim and annual financial reports as required by applicable Argentine law, the rules of the Argentine Central Bank and the rules of the Comisión Nacional de Valores;

6. The Bank’s charter and bylaws regarding composition, election and classification of the Bank’s Board of Directors are not prohibited by Argentine law or the rules of the Comisión Nacional de Valores; and

7. The Bank’s shareholder approval policies, quorum requirements for shareholder meetings and methods of voting are not prohibited by Argentine law or the rules of the Comisión Nacional de Valores.

The opinions expressed herein represent counsel’s best legal judgment and are not binding upon any Argentine regulatory body, federal, state, local government, or the Argentine courts, and are dependent upon the accuracy and completeness of the documents we have reviewed under the circumstances, the assumptions made and the factual representations contained in such documents. We have made no independent investigation of the assumptions set forth above, the facts contained in the documents or the factual representations set forth in such documents, or the Prospectus.

No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such assumptions, facts, or documents in a material way. Any material inaccuracy or incompleteness in these documents, assumptions, or factual representations made by the Bank could adversely affect the opinions stated herein.

No opinion is expressed as to other transactions contemplated by the Prospectus except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. This opinion does not address the various federal, state, local, or foreign tax consequences that may result from the other transactions contemplated by the Prospectus.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the captions “Enforceability of Certain Civil Liabilities” and “Legal Matters” in the Prospectus forming a part of the Registration Statement.

Sincerely yours,

/s/ Hugo N. L. Bruzone
Hugo N. L. Bruzone
Bruchou, Fernández Madero & Lombardi

Ing. Enrique Butty 275, Piso 12 - (C1001AFA) Buenos Aires, ARGENTINA · Tel: (54 11) 4021-2300 / 5288-2300 - Fax: (54 11) 4021-2301 / 5288-2301

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